Exhibit 10.1

Fresh Milk Sales Agreement

Ordering Party (Party A):   Anda City Longxing Dairy Co., Ltd.
Supplying Party (Party B):  Heilongjiang Zhongxian Information Co., Ltd.

According to the provisions of Contract Law of People’s Republic of China and other laws and regulations, based on equality, voluntary, fairness and honesty, both Parties have entered into the following agreement:

Article I: Purchase and Sale
1. During the performance of this contract, Party A plans to purchase fresh milk from Party B in accordance to the provision under this contract.
2. Planning to purchase a total of: 4,300 tons; the total purchase amount fluctuated within the range of: 10%;
3. Planned Purchase Time: From July 1, 2011 to December 31, 2011. After the expiration of this contract, for renewal, both Parties shall determine through negotiation.

Article II: Pricing Standards
Priced according to quality, and based on the principle of competitive prices, to keep the price of standard fresh milk that contains 3.1% fat, 2.95% protein, first class of microbial quality (≤ 0.5million / ml) as the basic price (based on the latest national standards), both parties agreed the order price: 2.3 yuan / kg.

Article Ⅲ: Quality Requirements
1. Fresh milk quality must meet the national standards for purchasing fresh milk;
2. Prohibition of selling the following fresh milk:
(1) The fresh milk produced by milk cows without health certificates and quarantines;
(2) Colostrums within 7 days of calving (except for colostrums-based raw material);
(3) Fresh milk with antibiotics residues;
(4) Fresh milk produced by milk cows suffer from mastitis, tuberculosis, brucellosis and other infectious diseases;
(5) Adulterated, rotten, smelly and contaminated fresh milk;
(6) Other fresh milk does not meet national health safety and quality standards.

3. According to relevant Chinese laws, rules and regulations, Party B shall be committed to every health management system, to insure the safety and sanitation of the production sites, production equipments and production processes of fresh milk, and the cleaning of milk container and milking machine, and shall not use plastics or poisonous and harmful containers.
4. One Party in charge of transportation of milk shall insure that the vehicles of transportation and the milk containers shall be washed and disinfected and shall meet the requirements of health and refrigeration, and such Party shall not use poisonous and harmful containers.

Article IV: Time of Delivery
1. The daily time of Party B delivering fresh milk to the milk station of Party A is from 8:00 to 16:00;
2. Completing the delivery process after weighing, sampling, initial quality inspection and signing.

Article Ⅴ: Inspection and Acceptance and Test Methods
1. Party A is responsible for sampling fresh milk provided by Party B. Fresh milk that meet the quality requirements of Article III of this contract should be tested and published fat content, protein content and other pricing index and other routine test results within 48 hours from the time of purchasing; If Party B have objections to fat content, protein content and other pricing index and other routine test results released by Party A, it will be tested by a nationally recognized testing and inspection agency, and the local milk association issue co-mediation advice;
2. If fresh milk does not meet the quality requirements of Article III of this contract, Party A has the right to reject and should promptly notify Party B. If Party B disagrees with the results of the test, within 24 hours when notice is received, Party B shall bring “quality check list” and milk samples reserved by Party A to the fresh milk inspection authority with corresponding qualification applying for inspection. The test result is the basis for whether the fresh milk is qualified or not;
3. Party B shall accept the daily inspection of fresh milk and sampling work conducted by Party A, and Party A shall retain the milk samples that do not meet the quality standards for more than 96 hours;

Article VI：Settlement
1. Party A shall publish related data of milk settlement to Party B according to Article II of this contract 3 days before paying the milk;
2. According to purchase amount of fresh milk and pricing standards, Party A shall pay one batch of raw milk monthly, namely: within 3 days after the delivery of the last batch of raw milk Party A shall pay up the amount of the batch of raw milk to Party B (in case of holidays, settlement date forward or extended to the first working day).

Article VII： Place of Implementation
The place of performance of the contract should be the milk station (field, section) of Party A.

Article VIII: Change and Termination of the Contact
1. This contract may be modified or terminated by mutual written consent by Party A and B. If any party wants to terminate this contract, a written notice should be given to the other party 5 days in advance;
2. In the event of force majeure or unforeseen circumstances, both Parties can adjust the number of purchase and sale plan.

Article IX: Liability for Breach of the Contract
1. If Party A rejects to receive qualified raw milk, and shall be responsible for any losses incurred to Party B therefrom, and shall pay 5% default fine of total purchased raw milk amount;
2. If Party A fails to purchase raw milk on time according to the volume, or raise or lower the standards, Party A shall bear the losses caused by such failure, and pay 5% default fine of total purchased raw milk amount;
3. Party A that breaches this contract and fails to pay the milk amount shall pay 1% default fine of the amount in arrear on a daily basis from the date of paying the milk under the contract;
4. If Party B rejects to deliver fresh milk, Party B shall bear any losses incurred to Party A, and pay 5% default fine of total purchased fresh milk amount;
5. If Party B does not meet the requirements of Article III and fails to deliver on time according to the volume, Party B shall bear any losses incurred to Party A, and pay the default fine related to the actual losses;
6. If a party unilaterally terminates this contract without a written notice at the agreed time, the default party shall pay the observant party default fine of 7% the total amount of milk of last month.

Article X: Dispute Resolution
In case disputes arise in the course of contract implementation, the two Parties shall settle the disputes through consultation or submit to the local Dairy Association; both parties shall submit the dispute to the local people court of Party B if consultation or mediation fails.

Article XI: Validity of the Contract
This contract contains two duplicates and it begins to take effective after signing and sealing by two parties. Each Party holds one copy with the same legal effect.

Party A: Anda City Longxing Dairy Co., Ltd.
Company Seal: Anda City Longxing Dairy Co., Ltd.
By Authorized Representative: /s/ Zhang Guiqin
Date: June 23, 2011

Party B: Heilongjiang Zhongxian Information Co., Ltd.
Company Seal: Heilongjiang Zhongxian Information Co., Ltd.
By Authorized Representative: /s/ Wang Youliang
Date: June 23, 2011